September 27, 2000


GNB Bank Panama S.A.
Calle Manuel Icaza No. 18,
Panama City,
Republic of Panama

         Re:  Transfer and Voting Matters

Dear Sirs:

         This letter agreement is being delivered in connection with, and clarifies, amends and restates in its entirety, that certain letter agreement among us dated February 27, 2000, which was delivered in furtherance of the Loan Agreement among Win-Gate Equity Group Inc. (the "Borrower"), Globaltron Communications Corporation (the "Guarantor") and you (the "Lender") dated as of February 29, 2000 (the "Loan Agreement"). This letter agreement is an inducement to you, and a requirement by you, to make the loan to the Borrower. I agree and covenant to you and the Borrower that: (i) without your prior written consent (whether or not you are then owed any amounts pursuant to the Loan Agreement), for a period of three years from the date hereof, I will not sell, exchange or otherwise transfer (collectively, "transfer") all or part of my stock in the Borrower; provided, however, that I may transfer my shares in the Borrower in the event of a merger, consolidation or other sale of assets or other reorganization approved as provided in Exhibit 2 (b) J of the Loan Agreement;
(ii) after the three year period referred to in clause (i) above or should you consent to a transfer prior to the expiration of such three-year period, if and to the extent I transfer all or part of my stock in the Borrower you shall have tag along rights on the stock sold or transferred on the same terms and conditions it is offered to me; (iii) until the later of such time as (a) you (or any of your successors, assignees or transferees) are not owed any amounts pursuant to the Loan Agreement and (b) you do not own any shares of stock (or rights to acquire such stock on conversion of your loan or otherwise) (the "Restricted Voting Period") of the Borrower, I will vote my stock in the Borrower in favor of your designee(s) or those of your assignees, nominated to serve as one of the five directors on the board of directors of the Borrower; and (iv) during the Restricted Voting Period, I will not vote my stock in the Borrower for any of the issues described in Exhibit 2 (b) of the Loan Agreement without your prior written consent.

         In the event that I should fail to vote my stock in accordance with clauses (iii) and/or (iv) of the foregoing paragraph, then in addition to such other rights and remedies as may be available to you in law or in equity (including without limitation an action for breach of contract), I hereby appoint you as my proxy, which proxy shall be IRREVOCABLE and coupled with an interest, to vote my stock on all such matters as are within the contemplation of such clauses (iii) and/or (iv). In any such event, you shall have full power of substitution with regard to such proxy. I acknowledge that for purposes of the phrase "coupled with an interest", your interest includes your interest both as a lender under the Loan Agreement and your interest as a stockholder of the Borrower in connection with any conversion of the Loan into stock of the Borrower. I also agree that if and to the extent you shall, at anytime, acquire stock of the Borrower, then this letter agreement shall automatically be deemed a shareholders' agreement, that I will immediately execute


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an acknowledgment that this letter agreement constitutes a shareholder agreement, together with any such other agreements consistent with this letter agreement as you shall request to further reflect the intent and purposes of this letter agreement.

         In accordance with the foregoing, I agree that the Borrower may provide (and the Borrower has agreed to so provide) a stop transfer notice on the certificates representing the stock I now or hereafter own in the Borrower to the transfer agent of the Borrower, so to reflect the foregoing limitations on transfers of such stock. I also agree, upon your request, to tender all certificates representing my stock to the transfer agent for purposes of application of appropriate restrictive legends consistent with the terms of this letter agreement.

         I and the Borrower acknowledge that any transfer of my stock, or other act by me, in contravention of this letter agreement shall be null and void and of no force or effect. This letter agreement shall inure to the benefit of, and be enforceable by, you and your successors and assigns.

         If you are in agreement with the terms of this letter agreement, please so indicate by signing in the space provided below.

                                                      Very truly yours,


                                                      /s/ Gary D. Morgan
                                                      ----------------------
                                                      Gary D. Morgan


STATE OF New York
         ---------------

COUNTY OF New York
          --------------

                  On this 27th day of September 2000, before me appeared Gary
D. Morgan, to me personally known, who being by me duly sworn, and that the foregoing instrument was signed by him.

[NOTARY SEAL]  -------------------           ----------------------------------

Notary Public of the State of NY and County of New York

My commission expires:                                  Notary's Printed Name:
November 1, 2001                              /s/ Oliverio Lew
-------------------                          ----------------------------------

ACCEPTED AND AGREED WITH RESPECT
TO THE PROVISIONS APPLICABLE TO
THE BORROWER ABOVE:

WIN-GATE EQUITY GROUP, INC.


 By: /s/ Gary P. Stukes
     ---------------------------
 Name:   Gary P. Stukes
 Title:  President



AGREED AND ACCEPTED:

GNB BANK PANAMA S.A.


By: /s/ Camilo Verastegui
    ------------------------
Name: Camilo Verastegui
    ------------------------
Title: General Manager
     -----------------------